Filed pursuant to Rule 424(b)(3)
File Nos.	333-123815
333-130808

Prospectus Supplement No. 10
(To Prospectus dated April 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.

37,547,511 shares of common stock

This prospectus supplement supplements the Prospectus dated April 14, 2006 relating to the resale of 37,547,511 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

Termination of Financial Advisory Agreement with Indigo Ventures LLC

We entered into a Financial Advisory Agreement (the “Agreement”) with Indigo Ventures LLC (“Indigo”), effective January 27, 2006, under which we engaged Indigo as our financial advisor to advise, consult with, and assist us in various matters. In consideration for these services, we are currently paying Indigo a cash fee of $30,000 per month in arrears.  Also, we issued 1,500,000 restricted shares of our common stock to Indigo.

Based on our current and anticipated needs we determined not to renew the Agreement. On November 27, 2006 we sent Indigo a notice that we were not renewing the Agreement and therefore, in accordance with its terms, the Agreement is terminated effective January 27, 2007.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2006